                                                                     EXHIBIT 2.2








                                MERGER AGREEMENT



                                      AMONG


                                O'CHARLEY'S INC.,

                        VOLUNTEER ACQUISITION CORPORATION


                                       AND


                                 99 WEST, INC.,
                              WILLIAM A. DOE, III,
                                   DANA G. DOE

                                       AND

                              CHARLES F. DOE, JR.,






                             DATED: OCTOBER 28, 2002


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                                   ATTACHMENTS


Schedule 4.1      Officers, Directors and Stockholders
Schedule 4.3      Required Consents
Schedule 4.7      Financial Statements
Schedule 4.8      Subsequent Events
Schedule 4.11     Tax Matters
Schedule 4.12     Real Property
Schedule 4.13     Intellectual Property
Schedule 4.16     Contracts
Schedule 4.19     Insurance
Schedule 4.20     Litigation
Schedule 4.22     Employee Benefits
Schedule 4.24     Environmental, Health and Safety Matters
Schedule 4.25     Certain Business Relationships
Schedule 4.27     Liquor Licenses
Schedule 4.28     Capitalization

Exhibit A --  Articles of Merger

Exhibit B --  Distribution of Purchase Price

Exhibit C --  Form of Release

                                MERGER AGREEMENT


         This MERGER AGREEMENT (this "AGREEMENT") is made as of the 28th day of October, 2002, by and among O'Charley's Inc., a Tennessee corporation ("BUYER"), Volunteer Acquisition Corporation, a Massachusetts corporation and wholly owned subsidiary of Buyer ("MERGER SUB"), 99 West, Inc., a Massachusetts corporation ("99 WEST"), and each of William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (collectively, the "DOE BROTHERS").


                                   RECITALS:


         WHEREAS, the Doe Brothers in the aggregate own all of the outstanding capital stock of 99 West; and


         WHEREAS, Buyer desires to acquire all of 99 West's outstanding stock for Buyer Common Stock through a tax-free reverse subsidiary merger of Merger Sub with and into 99 West in a reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, in accordance with the terms and conditions of this Agreement; and


         WHEREAS, the parties hereto acknowledge and agree that the closing of the transactions contemplated hereunder shall occur contemporaneously with and shall be conditioned upon the closing of the proposed purchase by Buyer of substantially all of the assets of 99 Boston, Inc., a Massachusetts corporation ("99 BOSTON"), 99 Boston of Vermont, Inc., a Vermont corporation ("99 VERMONT"), and Doe Family II, LLC, a Massachusetts limited liability company ("LLC"), contemplated by that certain Asset Purchase Agreement, dated as of the date hereof (the "PURCHASE AGREEMENT"), by and among Buyer, 99 Boston, 99 Vermont, LLC and the Doe Brothers.


                                   AGREEMENT:


         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, Buyer, Merger Sub, 99 West and the Doe Brothers (collectively, the "PARTIES") agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS


         "99 BOSTON" has the meaning set forth in the recitals to this Agreement.


         "99 ENTITY" means each of 99 Boston, 99 Vermont and LLC. 99 Boston, 99 Vermont and LLC are collectively referred to in this Agreement as the "99 ENTITIES."


         "99 VERMONT" has the meaning set forth in the recitals to this Agreement.


         "99 WEST" has the meaning set forth in the preface to this Agreement.


         "99 WEST DISCLOSURE SCHEDULE" has the meaning set forth in Article 4.

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         "99 WEST SHARE" means any share of the common stock, no par value per share, of 99 West.


         "99 WEST STOCKHOLDER" means any Person who or which holds any 99 West Shares.


         "ACCREDITED INVESTOR" has the meaning set forth in Regulation D promulgated under the Securities Act.


         "ADVERSE CONSEQUENCES" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including, but not limited to, court costs and reasonable attorneys' fees and expenses; provided, however, that with respect to Taxes, Taxes shall not constitute "Adverse Consequences" to the extent that the amount of such Taxes does not exceed the reserve for such Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Closing Date Balance Sheet.


         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.


         "AFFILIATED GROUP" means any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.


         "ARTICLES OF MERGER" has the meaning set forth in Section 2.3.


         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the reason for any specified consequence.


         "BUYER" has the meaning set forth in the preface to this Agreement.


         "BUYER COMMON STOCK" means the common stock, no par value per share, of Buyer.


         "BUYER DISCLOSURE SCHEDULE" has the meaning set forth in Article 3.


         "CLAIM NOTICE" has the meaning set forth in Section 8.5.


         "CLOSING" has the meaning set forth in Section 2.2.


         "CLOSING DATE" has the meaning set forth in Section 2.2.


         "CLOSING DATE BALANCE SHEET" has the meaning set forth in the Purchase Agreement.


         "CODE" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.


         "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of 99 West or Buyer, as applicable, that is not generally available to the public.

         "DEFERRED COMPENSATION PLAN" means the 99 Boston Deferred Compensation Plan (a/k/a the "Future Compensation Plan").


         "DEFERRED INTERCOMPANY TRANSACTION" has the meaning set forth in Treas. Reg. Section 1.1502-13.


         "DOE BROTHERS" has the meaning set forth in the preface to this Agreement.


         "EFFECTIVE TIME" has the meaning set forth in Section 2.4.


         "EMPLOYEE BENEFIT PLAN" means (a) all "employee benefit plans," whether legally binding or not, written or unwritten, within the meaning of Section 3(3) of ERISA, including without limitation multiple employer welfare arrangements (within the meaning of Section 3(40) of ERISA), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (a) above, including without limitation, any arrangement intended to comply with Section 120, 125, 127 or 129 of the Code. In the case of an Employee Benefit Plan funded through a trust described in Section 401(a) of the Code, an organization described in
Section 501(c)(9) of the Code or another mechanism, each reference to such Employee Benefit Plan shall include a reference to such trust, organization or mechanism and the assets thereof.


         "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all relevant federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law that relate to public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.


         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.


         "ERISA AFFILIATE" is any entity that, with respect to 99 West, would ever have been considered a single employer with 99 West under Section 4001(b) of ERISA or Section 414 of the Code or part of the same "controlled group" as 99 West for purposes of Section 302(d)(8)(C) of ERISA. Where appropriate, the terms "99 West" and "ERISA Affiliate" shall include without limitation every trustee, administrator or other fiduciary of every Employee Benefit Plan ever maintained by 99 West and/or any ERISA Affiliate thereof or any agent of the foregoing.


         "FILINGS" has the meaning set forth in Section 3.6.


         "FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7.

         "FISCAL YEAR" means the 12 months ending on the Saturday preceding July 1 of each year.


         "GAAP" means accounting principles generally accepted in the United States of America as in effect from time to time.


         "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.


         "INDEMNIFIED PARTY" has the meaning set forth in Section 8.4.


         "INDEMNIFYING PARTY" has the meaning set forth in Section 8.4.


         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations relating thereto, (b) all trademarks, service marks, internet domain names, trade dress, logos, trade names, and corporate names, and all goodwill associated therewith, together with all translations, adaptations, derivations, and combinations, applications, registrations, and renewals relating thereto, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals relating thereto, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments of the foregoing (in whatever form or medium).


         "KNOWLEDGE" means (a) when used in reference to the knowledge of a natural person, the person's actual knowledge without investigation, except as set forth in (b) and (c) below; (b) when used in reference to the knowledge of the Doe Brothers, the actual knowledge of William A. Doe, III, Dana G. Doe, Charles F. Doe, Jr. and John Cussen after reasonable good faith inquiry by one or more of them of each of the officers of 99 West who are responsible for, or whose duties include, the matter(s) to which the subject statement, representation, warranty, or covenant relates; and (c) when used in reference to the knowledge of Buyer or Merger Sub, the actual knowledge of Gregory L. Burns, Steven J. Hislop and A. Chad Fitzhugh after reasonable good faith inquiry of the officers of Buyer or Merger Sub who are responsible for, or whose duties include, the matter(s) to which the subject statement, representation, warranty, or covenant relates.


         "LIABILITY" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.


         "LIQUOR LICENSE" has the meaning set forth in Section 4.27.


         "LLC" has the meaning set forth in the recitals to this Agreement.

         "MERGER" has the meaning set forth in Section 2.1.


         "MERGER SUB" has the meaning set forth in the preface to this Agreement.


         "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.


         "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4.7.


         "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section
4.7.


         "MOST RECENT FISCAL YEAR END" means June 30, 2002.


         "MULTIEMPLOYER PLAN" means a (pension or non-pension) employee benefit plan described in Section 3(37) of ERISA.


         "ORDINARY COURSE OF BUSINESS" means the ordinary conduct of business consistent with past custom and practice (including with respect to quantity, quality and frequency).


         "ORGANIZATIONAL DOCUMENTS" means the charter or articles of organization and bylaws.


         "PARTIES" has the meaning set forth in the preface to this Agreement.


         "PERMIT" means any permit, license, certificate, approval, consent, waiver, accreditation or other similar authorization required by any law, rule, regulation or other requirement.


         "PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).


         "PHANTOM EQUITY PLAN" means the 99 Boston, Inc. and 99 West, Inc. Phantom Equity Plan.


         "PURCHASE AGREEMENT" has the meaning set forth in the recitals to this Agreement.


         "PURCHASE PRICE" has the meaning set forth in Section 2.4(e).


         "QUALIFIED GROUP" has the meaning set forth in Treas. Reg. Section 1.368-1(d)(4)(ii).


         "RELEASE" means a release agreement to be executed by each Doe Brother, in form and substance as set forth in Exhibit C.


         "SEC" means the United States Securities and Exchange Commission.


         "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


         "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.


         "SURVIVING CORPORATION" has the meaning set forth in Section 2.1.


         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.


         "TAX RETURN" means any federal, state, local or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


         "THIRD PARTY CLAIM" has the meaning set forth in Section 8.4.

                                   ARTICLE 2
                                     MERGER

         2.1 MERGER. On and subject to the terms and conditions of this Agreement, Merger Sub will merge with and into 99 West (the "MERGER") at the Effective Time. 99 West shall be the corporation surviving the Merger (the "SURVIVING CORPORATION").

         2.2 CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Murtha Cullina Roche Carens & DeGiacomo LLP in Boston, Massachusetts, commencing at 9:00 a.m., local time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby as set forth in Article 7 (other than conditions relating to the signing and delivery of documents that will take place at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

         2.3 ACTIONS AT CLOSING. At the Closing, (i) 99 West and the Doe Brothers will deliver to Buyer and Merger Sub the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Buyer and Merger Sub will deliver to 99 West and the Doe Brothers the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) 99 West and Merger Sub will file with the Secretary of State of the Commonwealth of Massachusetts Articles of Merger in the form attached hereto as Exhibit A (the "ARTICLES OF MERGER"), (iv) the Doe Brothers will deliver to Buyer the stock certificates representing the 99 West Shares held by them, and (v) Buyer will deliver to the Doe Brothers the certificates evidencing the Buyer Common Stock to be issued in the Merger pursuant to Section 2.5(a) below.

         2.4      EFFECT OF MERGER.

                  (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") 99 West and Merger Sub file the Articles of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts. The Merger shall have the effects set forth in the Massachusetts Business Corporation Law. Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either 99 West or Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (b) ARTICLES OF ORGANIZATION. The articles of organization of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the articles of organization of Merger Sub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

                  (c) BYLAWS. The Bylaws of Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of Merger Sub immediately prior to the Effective Time (except that the name of Surviving Corporation will remain unchanged).

                  (d) DIRECTORS AND OFFICERS. The directors and officers of Merger Sub shall become the directors and officers of Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

                  (e) CONVERSION OF 99 WEST SHARES. At and as of the Effective Time, the outstanding 99 West Shares shall be converted into the right to receive an aggregate of 1,226,328 shares of Buyer Common Stock (the "PURCHASE PRICE"). No 99 West Share outstanding prior to the Effective Time shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4(e) after the Effective Time.

                  (f) CONVERSION OF MERGER SUB'S CAPITAL STOCK. At and as of the Effective Time, each share of Merger Sub's common stock, no par value per share, shall be converted into one share of Surviving Corporation's common stock, no par value per share.

         2.5 PROCEDURE FOR PAYMENT. The Purchase Price shall be paid as follows:


                  (a) At the Closing, Buyer shall deliver to the Doe Brothers 167,506 shares of Buyer Common Stock;

                  (b) On the first anniversary of the Closing Date, Buyer shall deliver to the Doe Brothers 305,882 shares of Buyer Common Stock;

                  (c) On the second anniversary of the Closing Date, Buyer shall deliver to the Doe Brothers 305,882 shares of Buyer Common Stock;

                  (d) On the third anniversary of the Closing Date, Buyer shall deliver to the Doe Brothers 305,882 shares of Buyer Common Stock;

                  (e) On the fourth anniversary of the Closing Date, Buyer shall deliver to the Doe Brothers 70,588 shares of Buyer Common Stock; and

                  (f) On the fifth anniversary of the Closing Date, Buyer shall deliver to the Doe Brothers 70,588 shares of Buyer Common Stock.

The Purchase Price shall be distributed among the Doe Brothers as set forth in Exhibit B. The Buyer Common Stock to be delivered pursuant to this Section 2.5 is not contingent on the continued employment of any or all of the Doe Brothers by Buyer or the Surviving Corporation following the Closing.

         2.6 CLOSING OF TRANSFER RECORDS. After the close of business on the Closing Date, transfers of 99 West Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of Surviving Corporation.

         2.7 CHANGES IN BUYER COMMON STOCK. In the event that, prior to the date shares of Buyer Common Stock are issued pursuant to Section 2.5, the outstanding shares of Buyer Common Stock are changed into a different number of shares, another security or other consideration as a result of a stock split, stock dividend, recapitalization, reorganization, merger, sale transaction or any other similar transaction, the number of shares of Buyer Common Stock to be issued pursuant to this Agreement shall be appropriately adjusted or converted into the right to receive the consideration that would have been payable with respect to such shares of Buyer Common Stock if those shares had been outstanding on the date of such stock split, stock dividend, recapitalization, reorganization, merger, sale transaction or any other similar transaction.

                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB


         Buyer and Merger Sub represent and warrant to the Doe Brothers that the statements contained in this Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3), except as set forth in the disclosure schedule delivered by Buyer and Merger Sub to the Doe Brothers prior to the date of this Agreement (the "BUYER DISCLOSURE SCHEDULE").

         3.1 ORGANIZATION OF BUYER AND MERGER SUB. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts.

         3.2 AUTHORIZATION OF TRANSACTION. Each of Buyer and Merger Sub has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and binding obligation of each of Buyer and Merger Sub, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement have been duly authorized by Buyer and Merger Sub.

         3.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) violate any constitution,
statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer or Merger Sub is subject or any provision of their Organizational Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Merger Sub is a party or by which they are bound or to which any of their assets is subject. Neither Buyer nor Merger Sub needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement, except for the filing of Articles of Merger and any applicable filings required under the Hart-Scott-Rodino Act.

         3.4 BROKERS' FEES. Neither Buyer nor Merger Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Doe Brother could become liable or obligated.

         3.5 CAPITALIZATION. The authorized Buyer Common Stock consists of 50,000,000 shares, of which 18,792,815 shares are issued and outstanding on the date of this Agreement. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized, are validly issued, fully paid and nonassessable. The shares of Buyer Common Stock to be delivered as payment of the Purchase Price, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

         3.6 SEC REPORTS. Buyer has filed with the SEC all forms, reports and documents (collectively, "FILINGS") required to be filed with the SEC by it pursuant to the Securities Act and the Securities Exchange Act, all of which complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act. None of such Filings, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such statements have been modified or superceded by a later Filing filed prior to the date hereof.

         3.7      TAX MATTERS.

                  (a) Immediately following the Merger, Surviving Corporation will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger and Surviving Corporation will hold at least ninety percent (90%) of the fair market value of the net assets and at least seventy percent (70%) of the fair market value of the gross assets that 99 West held immediately prior to the Merger.

                  (b) Prior to the Merger, Buyer will be in "Control" (as defined below) of Merger Sub. For purposes of this Section 3.7, "Control" means ownership of at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each non-voting class of stock.

                  (c) Buyer has no plan or intention to cause Surviving Corporation to issue additional shares of its stock that would result in Buyer losing Control of Surviving Corporation.

                  (d) Buyer has no plan or intention to liquidate Surviving Corporation, to merge Surviving Corporation with or into another corporation, to sell or otherwise dispose of the stock of Surviving Corporation, except for transfers of stock to other corporations in Buyer's Qualified Group, or to cause Surviving Corporation to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers made to corporations in Buyer's Qualified Group.

                  (e) Buyer will continue at least one significant historic business line of 99 West, or use at least a significant portion of 99 West's historic business assets in a business, in each case within the meaning of Treas. Reg. Section 1.368-1(d), except that Buyer or Surviving Corporation may transfer 99 West's historic business assets to an entity that is a member of Buyer's Qualified Group.

                  (f) None of (1) Buyer, (2) any member of Buyer's affiliated group as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code (including but not limited to Merger Sub or Surviving Corporation), (3) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Buyer, or (4) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (1), (2) or (3) of this sentence, has the intent to, at the time of the Merger, or shall, in a transaction that may be considered in connection with the Merger, acquire or redeem (directly or indirectly, actually or constructively) any shares of Buyer Common Stock issued in connection with the Merger, except for acquisitions of shares of Buyer Common Stock pursuant to the right of offset set forth in Section 8.8 of the Purchase Agreement and Section 8.8 of this Agreement and repurchases pursuant to a stock repurchase program that meets the following requirements:

                           (i) the number of shares that may be repurchased pursuant to the stock repurchase program does not exceed the total number of shares of Buyer Common Stock that were issued and outstanding immediately prior to the Merger;

                           (ii) the repurchases will be made following the Merger and will be made on the open market through a broker for the then prevailing market price;

                           (iii) because of the mechanics of an open market purchase, Buyer will not know the identity of any seller of Buyer Common Stock pursuant to the stock repurchase program; and

                           (iv) without regard to the stock repurchase program, a market exists for the Buyer Common Stock that will be issued pursuant to the Merger.

         For purposes of this Section 3.7, an entity described in (2), (3), or
         (4) of the first sentence of this clause (f) and which meets the rules set forth below will be referred to as a "Buyer Related Party". An entity will be treated as a Buyer Related Party if the requisite relationship exists immediately before or immediately after the acquisition or redemption. In addition, an entity (other than 99 West or any "99 West Related Party" (as defined below)) will be treated as a Buyer Related Party if the requisite relationship is created in connection with the Merger. A "99 West Related Party" means (1) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by 99 West or (2) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (1) of this sentence.

                  (g) Buyer has a bona fide business purpose for not issuing all of the Buyer Common Stock at the Effective Time.

                  (h) Buyer or Surviving Corporation have no plan or intention to, and will not in connection with the Merger, transfer stock in 99 West to a corporation that is not a member of Buyer's Qualified Group.

                                   ARTICLE 4
               REPRESENTATIONS AND WARRANTIES OF THE DOE BROTHERS


         The Doe Brothers represent and warrant to Buyer and Merger Sub that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4), except as set forth in the disclosure schedule delivered by the Doe Brothers to Buyer and Merger Sub prior to the date of this Agreement (the "99 WEST DISCLOSURE SCHEDULE"). The 99 West Disclosure Schedules will be arranged to correspond to the numbered and lettered sections contained in this Article 4.

         4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. 99 West is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts. 99 West is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. 99 West has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Disclosure Schedule 4.1 lists the directors, officers and the stockholders of 99 West. 99 West has delivered to Buyer and Merger Sub correct and complete copies of its Organizational Documents (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors) and the stock certificate books of 99 West are correct and complete. 99 West is not in default under or in violation of any provision of its Organizational Documents.

         4.2 AUTHORIZATION OF TRANSACTION. 99 West and each Doe Brother have full power and authority to execute and deliver this Agreement and the Release and to perform his or its obligations hereunder and thereunder. This Agreement constitutes and, when executed, the Release will constitute, the valid and binding obligation of 99 West and each Doe Brother, as applicable, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement have been duly authorized by 99 West.

         4.3 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement or the Release nor the consummation of the transactions contemplated hereby or thereby will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which 99 West or any Doe Brother is subject or any provision of the Organizational Documents of 99 West or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which 99 West or any Doe Brother is a party or by which he or it is bound or to which any of his or its assets is subject (or result in the imposition of any Security Interest upon any of his or its assets). None of 99 West or Doe Brothers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except for the filing of the Articles of Merger and any applicable filings required under the Hart-Scott-Rodino Act.

         4.4 BROKERS' FEES. None of 99 West or Doe Brothers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer, Merger Sub or 99 West could become liable or obligated.

         4.5 TITLE TO ASSETS. 99 West has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Financial Statements or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Financial Statements.

         4.6 SUBSIDIARIES. 99 West does not control directly or indirectly or have any direct or indirect ownership or equity participation in any corporation, partnership, limited liability company, trust, or other business association.

         4.7 FINANCIAL STATEMENTS. Disclosure Schedule 4.7 contains the following financial statements (collectively, the "FINANCIAL STATEMENTS"):

                           (i) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended June 25, 2000, June 24, 2001 and June 30, 2002 for 99 West; and

                           (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the 13 weeks ended September 29, 2002 (the "MOST RECENT FISCAL MONTH END") for 99 West (the "MOST RECENT FINANCIAL STATEMENTS").

Except as set forth in Disclosure Schedule 4.7, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of 99 West as of such dates and the results of operations of 99 West for such periods, and are consistent with the books and records of 99 West; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

         4.8 SUBSEQUENT EVENTS. Except as set forth in Disclosure Schedule 4.8, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of 99 West. Without limiting the generality of the foregoing, except as set forth in Disclosure Schedule 4.8, since that date:

                  (a) 99 West has not sold, leased, transferred, or assigned any assets, tangible or intangible, other than for fair consideration in the Ordinary Course of Business;

                  (b) except in the Ordinary Course of Business, 99 West has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000;

                  (c) no party (including 99 West) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which 99 West is a party or by which it is bound;

                  (d) 99 West has not imposed any Security Interest upon any of its assets, tangible or intangible;

                  (e) except in the Ordinary Course of Business, 99 West has not made any capital expenditure (or series of related capital expenditures) involving more than $25,000;

                  (f) except in the Ordinary Course of Business, 99 West has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) involving more than $25,000;

                  (g) 99 West has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $25,000 singly or $50,000 in the aggregate;

                  (h) except in the Ordinary Course of Business, 99 West has not delayed or postponed the payment of accounts payable and other Liabilities;

                  (i) except in the Ordinary Course of Business, 99 West has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $25,000;

                  (j) 99 West has not granted, transferred or assigned any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (k) there has been no amendment to the Organizational Documents of 99 West;

                  (l) 99 West has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (m) 99 West has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (n) 99 West has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its properties;

                  (o) except in the Ordinary Course of Business, 99 West has not made any loan to, or entered into any other transaction with, any of its stockholders, directors, officers, and employees;

                  (p) 99 West has not entered into any written or, to the Knowledge of the Doe Brothers, oral employment contract or collective bargaining agreement or modified the terms of any existing such contract or agreement, and the Doe Brothers do not have Knowledge of any circumstance or discussions that would give rise to or constitute an oral contract;

                  (q) except in the Ordinary Course of Business, 99 West has not granted any increase in the base compensation of any of its directors, officers, and employees;

                  (r) 99 West has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (s) 99 West has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (t) except in the Ordinary Course of Business, 99 West has not made or pledged to make any charitable or other capital contribution;

                  (u) there has been no other material occurrence, event, incident, action, failure to act, or transaction involving 99 West;

                  (v) except in the Ordinary Course of Business, 99 West has not discharged a material Liability or Security Interest;

                  (w)      99 West has not made any loans or advances of money;
         and

                  (x)      99 West has not committed to any of the foregoing.

         4.9 UNDISCLOSED LIABILITIES. 99 West does not have any Liability (and, to the Knowledge of the Doe Brothers, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for
(a) Liabilities shown in the Most Recent Balance Sheet (including the footnotes) and (b) Liabilities which have arisen in the Ordinary Course of Business after the Most Recent Fiscal Month End (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law in each case committed by 99 West).

         4.10 LEGAL COMPLIANCE. 99 West and its predecessors and Affiliates have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, demand, or notice has been filed or commenced against any of them alleging any failure to so comply and, to the Knowledge of the Doe Brothers, there are no such investigations, charges, complaints or claims pending against any of them alleging any failure to so comply.

         4.11     TAX MATTERS.

                  (a) 99 West has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by 99 West (whether or not shown on any Tax Return) have been paid. Except as set forth on Disclosure
         Schedule 4.11(a), 99 West currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where 99 West does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of 99 West that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) 99 West has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) The Doe Brothers do not have any Knowledge that any authority will assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of 99 West either (i) claimed or raised by any authority in writing or (ii) as to which any Doe Brother has Knowledge. Disclosure Schedule 4.11(c) lists all Tax Returns filed with respect to 99 West for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. 99 West has delivered to Buyer and Merger Sub correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by 99 West since December 31, 1997.

                  (d) 99 West has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) 99 West has not filed a consent under Code Section 341(f) concerning collapsible corporations.

                  (f) 99 West has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G (or any corresponding provision of state, local or foreign Tax law) or will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

                  (g) 99 West has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (h) 99 West has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

                  (i) 99 West is not a party to or bound by any Tax allocation or sharing agreement.

                  (j) 99 West (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has no Liability for the Taxes of any Person (other than 99 West) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (k) Disclosure Schedule 4.11(k) sets forth the following information with respect to 99 West as of the most recent practicable date: (i) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to 99 West ; and (ii) the amount of any deferred gain or loss allocable to 99 West arising out of any Deferred Intercompany Transaction.

                  (l) The unpaid Taxes of 99 West (i) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of 99 West in filing its Tax Returns.

         4.12     REAL PROPERTY.

                  (a)      99 West does not own any real property.

                  (b) Disclosure Schedule 4.12(b) lists and describes briefly all real property leased or subleased to 99 West. 99 West has delivered to Buyer and Merger Sub correct and complete copies of the leases and subleases listed in Disclosure Schedule 4.12(b) (as amended to date). With respect to each lease and sublease listed in Disclosure
         Schedule 4.12(b):

                           (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect with respect to 99 West and, assuming such lease or sublease was duly authorized and executed by the other party to the lease or sublease, with respect to such other party;

                           (ii) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such lease or sublease other than making Surviving Corporation liable thereunder;

                           (iii) neither 99 West nor, to the Knowledge of the Doe Brothers, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) 99 West has not, and has not received any notice that any other party to the lease or sublease has, repudiated any provision thereof;

                           (v) to the Knowledge of the Doe Brothers, there are no disputes, oral agreements, or forbearances in effect as to the lease or sublease;

                           (vi) with respect to each sublease, to the Knowledge of the Doe Brothers, the representations and warranties set forth in Sections 4.12(b)(i) through (iv) are true and correct with respect to the underlying lease;

                           (vii) except as set forth on Disclosure Schedule 4.12(b), 99 West has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                           (viii) all facilities leased or subleased have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations; and

                           (ix) all facilities leased or subleased are supplied with utilities and other services necessary for the operation of said facilities as operated by 99 West.

         4.13     INTELLECTUAL PROPERTY.

                  (a) 99 West either owns or has the right to use all Intellectual Property necessary for the operation of the business of 99 West as presently conducted and as presently proposed to be conducted by 99 West. Each item of Intellectual Property owned or used by 99 West immediately prior to the Closing hereunder will be owned or available for use by Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. To the Knowledge of the Doe Brothers, 99 West has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Disclosure Schedule 4.13(b) identifies each (i) patent, copyright, trademark and service mark which has been issued to 99 West with respect to its Intellectual Property, (ii) pending application or application for registration which 99 West has made with respect to its Intellectual Property, and (iii) license, agreement, or other permission which 99 West has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). 99 West has delivered to Buyer and Merger Sub correct and complete copies of all such patents, copyrights, trademarks and service marks, including all registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer and Merger Sub correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Disclosure Schedule 4.13(b) also identifies each trade name, Internet domain name, unregistered trademark and unregistered service mark used by 99 West in connection with any of its business. With respect to each item of Intellectual Property identified in Disclosure Schedule 4.13(b):

                           (i) 99 West possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Doe Brothers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                           (iv) 99 West has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (c) 99 West has not infringed upon, misappropriated, or, to the Knowledge of the Doe Brothers, otherwise interfered with or come into conflict with any Intellectual Property rights of third parties, and none of 99 West and the directors and officers of 99 West has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that 99 West must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Doe Brothers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of 99 West.

                  (d) Disclosure Schedule 4.13(d) identifies each item of Intellectual Property that is owned by a third party and that 99 West uses pursuant to license, sublicense, agreement, or permission. 99 West has delivered to Buyer and Merger Sub correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property identified in Disclosure Schedule 4.13(d):

                           (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect with respect to 99 West and, assuming such license, sublicense, agreement or permission was duly authorized and executed by the other party to such license, sublicense, agreement or permission, with respect to such other party.

                           (ii) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such license, sublicense, agreement or permission other than making Surviving Corporation liable thereunder;

                           (iii) neither 99 West nor, to the Knowledge of the Doe Brothers, any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                           (iv) 99 West has not, and has not received any notice that any other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

                           (v) with respect to each sublicense, to the Knowledge of the Doe Brothers, the representations and warranties set forth in Sections 4.13(d)(i) through (iv) are true and correct with respect to the underlying license;

                           (vi) to the Knowledge of the Doe Brothers, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                           (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Doe Brothers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                           (viii) 99 West has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (e) To the Knowledge of the Doe Brothers, 99 West will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

         4.14 TANGIBLE ASSETS. 99 West owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. To the Knowledge of the Doe Brothers, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in operating condition (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         4.15 INVENTORY. There has been no change in inventory valuation standards or methods with respect to the inventory of 99 West in the last three years. To the Knowledge of the Doe Brothers, the inventory of 99 West consists of materials and supplies that are merchantable and fit for the purpose for which they were procured, and none of the inventory is damaged or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of 99 West. The quantities and kind of inventory are reasonable in the current circumstances of 99 West.

         4.16 CONTRACTS. Disclosure Schedule 4.16 lists the following contracts and other agreements to which 99 West is a party:

                  (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

                  (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to 99 West, or involve consideration in excess of $25,000;

                  (c) any agreement concerning a partnership, limited liability company, joint venture or similar arrangement;

                  (d) any agreement (or group of related agreements) under which 99 West has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (e) any agreement concerning confidentiality or noncompetition;

                  (f)      any agreement with 99 West or any of its Affiliates;

                  (g) any profit sharing, stock option, phantom stock, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (h)      any collective bargaining agreement;

                  (i) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

                  (j) any agreement under which it has advanced or loaned any amount to any of its stockholders, directors, officers, and employees except in the Ordinary Course of Business;

                  (k) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of 99 West;

                  (l) any agreement under which 99 West has advanced or loaned any other Person amounts in the aggregate exceeding $25,000; or

                  (m) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.


         99 West has delivered to Buyer and Merger Sub a correct and complete copy of each written agreement listed in Disclosure Schedule 4.16 (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Disclosure Schedule 4.16. With respect to each such agreement:

                           (i) the agreement is legal, valid, binding, enforceable, and in full force and effect with respect to 99 West and, assuming such agreement was duly authorized and executed by the other party to the agreement, with respect to such other party.

                           (ii) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such agreement other than making Surviving Corporation liable thereunder;

                           (iii) neither 99 West, nor, to the Knowledge of the Doe Brothers, any other party is in breach or default, and no event has occurred which, with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and

                           (iv) 99 West has not, and have not received any notice that any other party has, repudiated any provision of the agreement.


         99 West has not granted any Person any development, franchise, license or similar rights to use 99 West's Intellectual Property to operate restaurants.

         4.17 NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of 99 West are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims of which the Doe Brothers have Knowledge, are current and, to the Knowledge of the Doe Brothers, collectible in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of 99 West.

         4.18 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of 99 West.

         4.19 INSURANCE. Disclosure Schedule 4.19 sets forth a list of all insurance policies of 99 West, true and correct copies of which have been made available to Buyer and Merger Sub. With respect to each insurance policy:

                  (a) the policy is legal, valid, binding, enforceable, and in full force and effect with respect to 99 West and, assuming such policy was duly authorized and executed by the other party to the policy, with respect to such other party;

                  (b) the consummation of the transactions contemplated hereby will not cause a change or modification in the terms of such policy other than making Surviving Corporation liable thereunder;

                  (c) neither 99 West nor, to the Knowledge of the Doe Brothers, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and

                  (d) 99 West has not, and has not received any notice that any other party to the policy has, repudiated any provision thereof.


         Disclosure Schedule 4.19 describes any self-insurance arrangements affecting 99 West.

         4.20 LITIGATION. Disclosure Schedule 4.20 sets forth each instance in which 99 West (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (b) is a party or, to the Knowledge of the Doe Brothers, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator or mediator. None of the actions, suits, proceedings, hearings, and investigations set forth in Disclosure Schedule 4.20 would reasonably be expected to result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of 99 West; provided, that the Doe Brothers make no representation with respect to the ultimate outcome of any such action, suit, proceeding, hearing, or investigation. The Doe Brothers have no Knowledge of any Basis for any such action, suit or proceeding against 99 West that would reasonably be expected to result in any material adverse change in the business, financial condition, operations, results of operations or future prospects of 99 West.

         4.21 EMPLOYEES. To the Knowledge of the Doe Brothers, no executive, key employee, or group of employees has any plans to terminate employment with 99 West. 99 West is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. 99 West has not committed any unfair labor practice. The Doe Brothers do not have any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of 99 West.

         4.22     EMPLOYEE BENEFIT PLANS.

                  (a) Disclosure Schedule 4.22 identifies and sets forth a list of (i) every Employee Benefit Plan presently maintained by 99 West or any ERISA Affiliate thereof and a true and correct description of the plan and (ii) as of the most recent practical date, the names, titles and the annual rate of total compensation (including without limitation any bonuses) being paid to each employee, officer, leased employee or director of 99 West paid in excess of $50,000.00 in the last calendar year or presently paid in excess of $50,000.00 per annum.

                  (b) With respect to each Employee Benefit Plan maintained by 99 West or any ERISA Affiliate thereof within the three years preceding the Closing Date, true, complete and correct copies of the following documents (as applicable to such Employee Benefit Plan) have previously been delivered to Buyer and Merger Sub: (i) all documents embodying or governing such Employee Benefit Plan (or, in the case of any unwritten Employee Benefit Plan, a description thereof) including without limitation any modification or amendment thereof, and any funding medium for the Employee Benefit Plan (including without limitation trust agreements) as such may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Benefit Plan under Sections 401(a) or 501(c)(9) of the Code, and any applications for determination or approval subsequently filed with the IRS, as well as a list of all amendments to any Employee Benefit Plan as to which a favorable determination letter has not been received; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules, attachments and accountants' opinions attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to any such Employee Benefit Plan, consolidated statement of assets and liabilities of each of the employee benefit pension plans as of its most recent valuation date and the statement of changes in fund balance and in financial position or the statement of net assets available for benefits under each Employee Benefit Plan for the most recently ended plan year and all of the foregoing documents fairly and accurately represent the true financial condition of each said plan as of such dates and the results of operations of each said plan, all on a consistent basis, unless otherwise noted in Disclosure Schedule 4.22;
         (v) the summary plan description for every such Employee Benefit Plan (and any other descriptions of such Employee Benefit Plan provided to employees) and all modifications or amendments thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Benefit Plan; (vii) any registration statement or other filing made pursuant to any federal or state securities law; and (viii) all correspondence with respect to any such Employee Benefit Plan to and from any state or federal agency within the last three years.

                  (c) Every Employee Benefit Plan maintained by 99 West or any ERISA Affiliate thereof that has been intended to qualify under
         Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified in all material respects in form and operation under the applicable section of the Code from the effective date of such Employee Benefit Plan through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Plan's assets were distributed). To the Knowledge of the Doe Brothers, no event or omission has occurred which could be expected to cause any such Employee Benefit Plan to lose its qualification under the applicable section of the Code and every asset held under any such Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption for surrender charge or comparable liability.

                  (d) With respect to every Employee Benefit Plan maintained by 99 West or any ERISA Affiliate thereof (except as noted and fully described in Disclosure Schedule 4.22), 99 West and every ERISA Affiliate thereof have complied in all material respects with all applicable requirements of every law, regulation and ruling and have materially performed all of their obligations with respect to every such Employee Benefit Plan. With respect to every Employee Benefit Plan maintained by 99 West or any ERISA Affiliate thereof, there is no and there has been no: (i) "prohibited transaction" within the meaning of
         Section 406 of ERISA or Section 4975 of the Code and the consummation of the transactions contemplated by this Agreement will not result in any such prohibited transaction; (ii) failure to comply with the terms of any Employee Benefit Plan or any agreement; (iii) non-deductible contribution, which, in the case of any of (i), (ii) or (iii), could subject 99 West, any ERISA Affiliate thereof or Buyer, Merger Sub or Surviving Corporation to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, taxes, or any other loss or expense; (iv) action or inaction that could result in fines, penalties, taxes or any other charges under Section 511 of the Code, Chapter 43 of the Code or Sections 502(c), 502(i), 502(l) or 4071 of ERISA; (v) failure to make any payment in full when due of all amounts that under the provisions of any Employee Benefit Plan or by law, regulation or ruling is required to be made; (vi) Employee Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, including without limitation any Multiemployer Plan; or (vii) excise tax, civil fine or penalty due, payable or foreseeable. To the Knowledge of the Doe Brothers, none of 99 West or any ERISA Affiliate has ever engaged in any transaction or acted or failed to act in a manner that could subject 99 West or any ERISA Affiliate to any liability for breach of fiduciary duty under ERISA or any other applicable law, regulation or ruling. No claim (other than routine claims for benefits), litigation or governmental administrative proceeding or other proceeding is pending or, to the Knowledge of the Doe Brothers, threatened with respect to any such Employee Benefit Plan and no facts exist which could give rise to any actions, suits or claims (other than routine claims for benefits), litigation or governmental administrative proceeding (or investigation) or other proceeding which could result in material adverse effect or liability to 99 West or any ERISA Affiliate thereof.

                  (e) None of 99 West or any ERISA Affiliate thereof has ever provided health care or any other non-pension benefits to any employee (or to any individuals who were previously employed by entities acquired by 99 West or any ERISA Affiliate thereof prior to the date of this Agreement) after termination of employment (other than as required by part 6 of subtitle B of title I of ERISA) and/or as required under any applicable state law.

                  (f) Each Employee Benefit Plan required to be listed on Disclosure Schedule 4.22 may be amended, terminated, or otherwise modified by 99 West or any ERISA

         Affiliate thereof prior to, as of or subsequent to the effective date of this Agreement to the greatest extent permitted by applicable law, regulation or ruling without material liability to any of 99 West, any ERISA Affiliate thereof, Buyer, Merger Sub or Surviving Corporation, including the elimination of any and all future benefit accruals under any Employee Benefit Plan and no employee communications or provision of any Employee Benefit Plan document has ever purported to create an Employee Benefit Plan not listed on Disclosure Schedule 4.22 or to limit the right of Buyer, Merger Sub, Surviving Corporation, 99 West or any ERISA Affiliate thereof to so amend, terminate or otherwise modify any Employee Benefit Plan.

                  (g) No amount payable under any Employee Benefit Plan maintained by 99 West or any ERISA Affiliate thereof will fail to be deductible for federal income tax purposes by virtue of Sections 280G or 162(m) of the Code. The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event that is reasonably likely to occur: (i) entitle any current or former director, officer or employee of 99 West or any ERISA Affiliate thereof to severance pay, golden parachute payments, unemployment compensation or any other payment, except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such officer, director or employee.

                  (h) For the purposes of this Section, an entity "maintains" or "maintained" an Employee Benefit Plan if such entity sponsors, ever sponsored, contributes to or has ever contributed to, or provides or has ever provided benefits under such Employee Benefit Plan, or has or has ever had any obligation (by agreement, under applicable law or otherwise) to contribute to or provide benefits under such Employee Benefit Plan (or has ever promised any of the foregoing), or if such Employee Benefit Plan provides or has ever provided benefits to or otherwise covers or has ever covered employees of such entity (or their spouses, dependents or beneficiaries).

         4.23 GUARANTIES. 99 West is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         4.24 ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. Except as set forth in Disclosure Schedule 4.24:

                  (a) To the Knowledge of the Doe Brothers, 99 West and its predecessors and Affiliates have complied and are in compliance with all Environmental, Health, and Safety Requirements;

                  (b) Without limiting the generality of Section 4.24(a), to the Knowledge of the Doe Brothers, 99 West and its Affiliates have obtained, have complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business;

                  (c) Neither 99 West nor any of its predecessors or Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements;

                  (d) To the Knowledge of the Doe Brothers, none of the following exists at any property or facility owned or operated by 99
         West: (i) underground storage tanks, (ii) asbestos-containing material in any form or condition, (iii) materials or equipment containing polychlorinated biphenyls, or (iv) landfills, surface impoundments, or disposal areas;

                  (e) To the Knowledge of the Doe Brothers, none of 99 West or its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements; and

                  (f) To the Knowledge of the Doe Brothers, neither 99 West nor any of its respective predecessors or Affiliates has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

         4.25 CERTAIN BUSINESS RELATIONSHIPS WITH 99 WEST. Except as set forth on Disclosure Schedule 4.25, none of the Affiliates of 99 West (other than the 99 Entities) owns any asset, tangible or intangible, that is used in the businesses of 99 West. Except as set forth on Disclosure Schedule 4.25, during the past 12 months, 99 West has not been a party to any contract or arrangement with any Affiliate of 99 West (other than the 99 Entities) related to the business of 99 West.

         4.26 INVESTMENT. Each of the Doe Brothers (i) understands that the shares of Buyer Common Stock to be issued pursuant to this Agreement have not been, and, as of the date of issuance, will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring Buyer Common Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Buyer and have had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding shares of Buyer Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding Buyer Common Stock, and (vi) is an Accredited Investor.

         4.27     PERMITS AND LIQUOR LICENSES.

                  (a) 99 West has complied in all material respects with and is in compliance in all material respects with all Permits necessary for the ownership of its assets and the lawful conduct of its business as now conducted, including those relating to, among others, food preparation and handling, alcoholic beverage control, public health and safety, zoning and fire codes, and there has not occurred any default under any such Permit.

                  (b) Disclosure Schedule 4.28(b) sets forth a complete and correct list of all liquor licenses (including, without limitation, beer and wine licenses) held or used by 99 West (collectively, the "LIQUOR LICENSES") in connection with the operation of each restaurant operated by 99 West, along with the address of each such restaurant and the expiration date of each such Liquor License. To the extent required by applicable law, rule, regulation or ordinance, each restaurant currently operated by 99 West possesses a Liquor License. The Doe Brothers have no reason to believe that 99 West will not be able to obtain Liquor Licenses for restaurants currently being brought into operation. Assuming that each governmental entity issuing a Liquor License issued such Liquor License in accordance with its procedures therefor, each of the Liquor Licenses has been validly issued and is in full force and effect and is adequate for the current conduct of the operations at the restaurant for which it is issued. To the Knowledge of the Doe Brothers, no governmental entity that issued any such Liquor License failed to properly follow its procedures for issuing such Liquor License. 99 West has not received any written notice of any pending or, to the Knowledge of the Doe Brothers, threatened modification, suspension or cancellation of a Liquor License or any proceeding related thereto that would reasonably be expected to have any material adverse impact on any restaurant or the ability to maintain or renew any Liquor License. Except as set forth on Disclosure
         Schedule 4.27(b), since January 1, 2000, there have been no such proceedings relating to any of the Liquor Licenses. There are no pending disciplinary actions or past disciplinary actions that would reasonably be expected to have any material adverse impact on any restaurant or the ability to maintain or renew any Liquor License.

         4.28 CAPITALIZATION; OWNERSHIP OF 99 WEST SHARES. The authorized capital stock of 99 West consists of 12,500 99 West Shares, of which 800 99 West Shares are issued and outstanding and no 99 West Shares are held in treasury. All of the issued and outstanding 99 West Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by William
A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. as set forth in Disclosure
Schedule 4.28, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require 99 West to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth on Disclosure Schedule 4.28, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to 99 West. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of 99 West. None of William A. Doe, III, Dana G. Doe or Charles F. Doe, Jr. is a party to any option, warrant, purchase right, or other contract or commitment that could require such Person to sell, transfer, or otherwise dispose of any capital stock of 99 West (other than this Agreement).

                                   ARTICLE 5
                              PRE-CLOSING COVENANTS


         The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

         5.1 GENERAL. Each of the Parties will use reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 7).

         5.2 NOTICES AND CONSENTS. 99 West will give any notices to third parties and will use reasonable best efforts to obtain any third party consents that Buyer or Merger Sub reasonably may request in connection with the matters referred to in Section 4.3. Each of the Parties will give any notices to, make any filings with, and use reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3.3. and Section 4.3. Without limiting the generality of the foregoing, each of the Parties will file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. The Parties acknowledge and agree that the failure by any Party to obtain a consent or approval referred to in this Section 5.2 after using reasonable best efforts shall not constitute a breach of the covenants contained in this Section 5.2.

         5.3 BUYER'S AND MERGER SUB'S KNOWLEDGE OF THE INACCURACIES OF THE DOE BROTHERS' REPRESENTATIONS AND WARRANTIES.

                  (a) If, at any time up to and including the Closing Date, Buyer or Merger Sub has Knowledge that any representation or warranty being made herein or at Closing, by any of the Doe Brothers is misleading, untrue or incorrect, then Buyer or Merger Sub, as applicable, shall have an affirmative obligation to notify the Doe Brothers, in writing, setting forth with specificity the matter alleged to be untrue or incorrect. With respect to the matters disclosed in Disclosure Schedule 4.20, Buyer shall not assert that the Doe Brothers' representations and warranties with respect thereto are untrue or incorrect unless there has been a change in the facts or circumstances of the matters disclosed in Disclosure Schedule 4.20. Such notification obligation shall commence on the date this Agreement is executed and continue to the date of Closing, and such notice shall be given as soon as reasonably practicable after Buyer or Merger Sub has Knowledge that notice hereunder is warranted. If circumstances so warrant and the required notice is not given by Buyer or Merger Sub, as applicable, then all such matters of which Buyer or Merger Sub has Knowledge shall be deemed waived irrevocably and no claim whatsoever, whether for indemnification under this Agreement, or for damages or otherwise, may be made by Buyer or Merger Sub, as applicable, against any of the Doe Brothers as a consequence of a breach of such representation or warranty.

                  (b) In the event prior to the Closing (i) Buyer or Merger Sub obtains Knowledge that any representation or warranty made by the Doe Brothers herein is untrue or incorrect and gives the notice required under Section 5.3(a), (ii) the Doe Brothers disclose to Buyer and Merger Sub that any representation or warranty made by the Doe Brothers herein is untrue or incorrect or (iii) any Liability in respect of 99 West shall occur that was not previously disclosed in the Disclosure Schedules hereto, then,


                           (1)      if the dollar value of the Adverse
                  Consequences resulting from such matter or matters, plus any Adverse Consequences resulting from any breach of any representation or warranty made by the 99 Entities and the Doe Brothers in the Purchase Agreement, is equal to or less than or is reasonably expected to be equal to or less than $1,000,000, then

                                    (A)      if the dollar value of Adverse
                                    Consequences resulting from any breach of any representation or warranty contained in this Agreement is determinable prior to Closing, subject to the provisions of the first sentence of Section 8.6, the Purchase Price shall be reduced by such amount (with the shares of Buyer Common Stock to be valued at $17.00 per share), or

                                    (B)      if the dollar value of Adverse
                                    Consequences resulting from any breach of any representation or warranty contained in this Agreement is not determinable prior to Closing, the dollar value of the Adverse Consequences resulting from any breach of any representation or warranty contained in this Agreement shall be subject to the provisions of Article 8;


                  provided that, for purposes of subsections (A) and (B) above, provisions of the first sentence of Section 8.6 shall not apply to any claim in respect thereof made by Buyer pursuant to Article 8, but the provisions of the second sentence of
                  Section 8.6 shall apply.

                           (2)      if the dollar value of the Adverse
                  Consequences resulting from such matter or matters, plus any Adverse Consequences resulting from any breach of any representation or warranty made by the 99 Entities and the Doe Brothers in the Purchase Agreement, exceeds or is reasonably expected to exceed $1,000,000, then Buyer and Merger Sub, in their sole discretion, may elect to either

                                    (A)      terminate this Agreement, or

                                    (B)      offer to reduce the Purchase Price
                                    by the dollar value of the Adverse
                                    Consequences resulting from any breach of any representation or warranty contained in this Agreement, or

                                    (C)      offer to consummate the transaction
                                    contemplated by this Agreement and seek
                                    indemnification for the Adverse Consequences resulting from any breach of any representation or warranty contained in this Agreement in accordance with Article 8 of this Agreement; provided, that Buyer shall, with such offer, present 99 West and the Doe Brothers with a proposed writing to satisfy
                                    Section 5.3(c).


                  In the event Buyer shall make either of the elections provided by subsection (b)(2)(B) or (b)(2)(C) above, the Doe Brothers may, in their sole discretion, elect to terminate this Agreement.

                  (c) In the event that prior to the Closing the Purchase Price is to be adjusted pursuant to Section 5.3(b)(1)(A) or Section 5.3(b)(2)(B) above, or Buyer has suffered Adverse Consequences that will be subject to the indemnification provisions of Article 8 as provided in Section 5.3(b)(1)(B) or Section 5.3(b)(2)(C) above, the parties will execute a writing that will describe generally the matter that has caused the Adverse Consequences suffered by Buyer and acknowledging the adjustment to the Purchase Price, if any. Any Adverse Consequences that will be subject to the indemnification provisions of
         Article 8 as provided in Section 5.3(b)(1)(B) or Section 5.3(b)(2)(C) above shall be subject to the total aggregate liability limitation imposed by the second sentence of Section 8.6.

         5.4 OPERATION OF BUSINESS. 99 West will operate its business in the Ordinary Course of Business and will not engage in any practice, take any action, or enter into any transaction except in the Ordinary Course of Business. Without limiting the generality of the foregoing, 99 West will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.8; provided, however, that 99 West may declare and/or pay dividends or make distributions with respect to its capital stock.

         5.5 PRESERVATION OF BUSINESS. 99 West will use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers, and employees.

         5.6 FULL ACCESS. 99 West will permit representatives of Buyer and Merger Sub to have full access at all reasonable times upon reasonable notice, and in a manner so as not to interfere with the normal business operations of 99 West, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to 99 West.

         5.7 NOTICE OF DEVELOPMENTS. 99 West and the Doe Brothers will give prompt written notice to Buyer and Merger Sub of any material adverse development causing a breach of any of the representations and warranties in
Article 4. Except as expressly set forth in Section 5.3(b), no disclosure by Buyer or Merger Sub to the Doe Brothers pursuant to Section 5.3 or by 99 West and the Doe Brothers pursuant to this Section 5.7 shall be deemed to amend or supplement the 99 West Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant. With respect to matters for which Section 5.3(b) applies, Buyer, 99 West and the Doe Brothers intend that such section will control their respective rights with respect to the matters covered by such section.

         5.8 EXCLUSIVITY. None of 99 West or the Doe Brothers will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of 99 West (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Doe Brothers will vote their shares of capital stock in 99 West in favor of any such acquisition structured as a merger, consolidation, or share exchange. 99 West will notify Buyer and Merger Sub immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         5.9 LEASED REAL PROPERTY. 99 West shall not amend, modify, extend, renew or terminate any lease agreement for real property, nor shall 99 West enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property, without the prior written consent of Buyer, which shall not be unreasonably withheld.

         5.10 TERMINATION OF CERTAIN EMPLOYEE BENEFIT PLANS. Prior to the Closing Date, the Board of Directors of 99 West and 99 Boston shall take all action necessary to terminate the Phantom Equity Plan and the Deferred Compensation Plan effective as of the Closing. 99 Boston and the Doe Brothers shall pay all amounts owed to participants in the Phantom Equity Plan and the Deferred Compensation Plan, and Buyer shall have no Liability with respect to the Phantom Stock Plan or the Deferred Compensation Plan.

         5.11 AUDIT OF 99 WEST'S FINANCIAL STATEMENTS. As soon as practicable following the date of this Agreement, 99 West shall engage KPMG, LLP, Buyer's independent auditor, to perform an audit of 99 West's financial statements for the two most recently completed fiscal years and to render its opinion thereon. 99 West shall use their reasonable best efforts to cooperate with and to assist KPMG, LLP in connection with the audit of 99 West's financial statements. Buyer will be responsible for all fees and expenses of KPMG, LLP in connection with the audit of 99 West's financial statements.

         5.12 TERMINATION OF 401(K) PLAN. Prior to the Closing Date, 99 West shall take all action required to terminate its qualified 401(k) plan effective as of the Closing Date. For the purposes of Buyer's qualified 401(k) plan, the employees of 99 West that accept employment with Buyer shall receive credit for prior years of service with 99 West for purposes of eligibility under Buyer's 401(k) plan and employees that qualify to participate in Buyer's qualified 401(k) plan shall be entitled to participate in that plan without waiting periods.

         5.13 ENVIRONMENTAL REPORTS. Prior to the Closing Date, 99 West shall use their reasonable best efforts to cooperate with Buyer and its representatives in Buyer's environmental due diligence, including assisting Buyer in obtaining (at Buyer's sole expense), Phase I environmental reports for each of the leased properties listed on Disclosure Schedule 4.12(b).

                                   ARTICLE 6
                             POST-CLOSING COVENANTS


         The Parties agree as follows with respect to the period following the
Closing:

         6.1 GENERAL. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8).

         6.2 LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving 99 West, each of the other Parties will cooperate with such Party and such Party's counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article 8).

         6.3 TRANSITION. The Doe Brothers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Surviving Corporation from maintaining the same business relationships with Surviving Corporation after the Closing as it maintained with 99 West prior to the Closing. The Doe Brothers will refer all customer inquiries relating to the business of Surviving Corporation and 99 West to Surviving Corporation from and after the Closing.

         6.4 CONFIDENTIALITY. Each of 99 West and the Doe Brothers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in 99 West's or the Doe Brother's possession. In the event that 99 West or any Doe Brother is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it or he will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, 99 West or any Doe Brother is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it or he may disclose the Confidential Information to the tribunal; provided, however, that it or he shall use its or his reasonable best efforts to obtain, at the reasonable request of Buyer and at Buyer's sole cost and expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

         6.5 BUYER STOCK CERTIFICATES. Each stock certificate delivered by Buyer to the Doe Brothers will be imprinted with a legend substantially in the following form:


         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such shares have been acquired for investment purposes and may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of an effective Registration Statement filed by the issuer with the Securities and Exchange Commission covering such shares under the Securities Act or an opinion of counsel satisfactory to the issuer that such registration is not required.


         In the absence of registration, each holder desiring to transfer Buyer Common Stock first must furnish Buyer with a written opinion reasonably satisfactory to Buyer in form and substance from counsel reasonably satisfactory to Buyer by reason of experience to the effect that the holder may transfer Buyer Common Stock as desired without registration under the Securities Act.

                                   ARTICLE 7
                        CONDITIONS TO OBLIGATION TO CLOSE

         7.1 CONDITIONS TO OBLIGATION OF BUYER AND MERGER SUB. The obligation of Buyer and Merger Sub to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                  (a)      the representations and warranties set forth in
         Article 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material," in which case such representations and warranties shall be true and correct in all respects as of the Closing Date; provided, however, that, solely for the purposes of the condition to Closing contained in this Section 7.1(a), the representations and warranties set forth in Article 4 shall be deemed to be true and correct "in all material respects" unless the potential aggregate Adverse Consequences that could reasonably be expected to result from any untruth or inaccuracy with respect to any representation or warranty contained in this Agreement, plus any Adverse Consequences that could reasonably be expected to result from any untruth or inaccuracy with respect to any representation or warranty contained in the Purchase Agreement, is in the aggregate in excess of $1,000,000.

                  (b) 99 West and the Doe Brothers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material," in which case 99 West and the Doe Brothers shall have performed and complied with all of such covenants in all respects through the Closing;

                  (c) 99 West shall have procured all of the third party consents specified in Section 5.2;

                  (d) no action, suit, or proceeding shall be pending or, to the Knowledge of Buyer and Merger Sub, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to own the capital stock of Surviving Corporation and to control Surviving Corporation, (iv) affect adversely the right of Surviving Corporation to own its assets (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and (v) affect adversely the right of Surviving Corporation to operate its businesses in any material respect (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (e) 99 West and the Doe Brothers shall have delivered to Buyer and Merger Sub a certificate to the effect that each of the conditions specified in Section 7.1(a)-(d) is satisfied in all respects;

                  (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.3;

                  (g)      99 West shall have delivered to Buyer and Merger Sub
         (i) a copy of the articles of organization of 99 West certified by an appropriate authority of the Commonwealth of Massachusetts, (ii) a copy of the bylaws of 99 West certified by the Secretary thereof, and (iii) certificates of good standing/existence of 99 West certified by an appropriate authority of the jurisdiction issuing such certificate;

                  (h) Buyer and Merger Sub shall have received the resignations, effective as of the Effective Time, of each director and officer of 99 West other than those whom Buyer shall have specified in writing at least five business days prior to the Effective Time;

                  (i) all actions to be taken by 99 West and the Doe Brothers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer and Merger Sub;

                  (j) each of the Doe Brothers shall have entered into a Release; and

                  (k) each of the conditions precedent to the obligations of Buyer to consummate the transactions contemplated by the Purchase Agreement that are set forth in Section 7.1 of the Purchase Agreement (other than the condition set forth in Section 7.1(m) of the Purchase Agreement) shall have been satisfied at or prior to the Closing Date.


Buyer and Merger Sub may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

         7.2 CONDITIONS TO OBLIGATION OF 99 WEST AND THE DOE BROTHERS. The obligation of 99 West and the Doe Brothers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction or waiver of the following conditions:

                  (a)      the representations and warranties set forth in
         Article 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as "material," in which case such representations and warranties shall be true and correct in all respects as of the Closing Date;

                  (b) Buyer and Merger Sub shall have performed and complied with all of their covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by terms such as "material," in which case Buyer and Merger Sub shall have performed and complied with all of such covenants in all respects through the Closing;

                  (c) no action, suit, or proceeding shall be pending or, to the Knowledge of the Doe Brothers, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (d) Buyer and Merger Sub shall have delivered to 99 West and the Doe Brothers a certificate to the effect that each of the conditions specified in Section 7.2(a)-(c) is satisfied in all respects;

                  (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.3;

                  (f) Buyer and Merger Sub shall have delivered to the Doe Brothers (i) a copy of the charter and articles of organization of Buyer and Merger Sub, respectively, certified by an appropriate authority of the jurisdiction issuing such certificate; and (ii) certificates of good standing/existence of Buyer and Merger Subs, respectively, certified by an appropriate authority of the jurisdiction issuing such certificate;

                  (g) all actions to be taken by Buyer and Merger Sub in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to 99 West and the Doe Brothers; and

                  (h) each of the conditions precedent to the obligations of the 99 Entities to consummate the transactions contemplated by the Purchase Agreement that are set forth in Section 7.2 of the Purchase Agreement (other than the condition set forth in Section 7.2(j) of the Purchase Agreement) shall have been satisfied at or prior to the Closing Date.


         99 West and the Doe Brothers may waive any condition specified in this
Section 7.2 if they execute a writing so stating at or prior to the Closing.

                                   ARTICLE 8
                     REMEDIES FOR BREACHES OF THIS AGREEMENT

         8.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.


         All of the representations and warranties of Buyer and Merger Sub and the Doe Brothers contained in Article 3 and Article 4, respectively, shall survive the Closing and continue in full force and effect for a period of two years thereafter, except the representations and warranties set forth in Sections 4.22 and 4.24 shall continue in full force and effect for a period of five years, the representations and warranties set forth in Section 4.11 shall continue in full force and effect for the applicable statute of limitations, and the representations and warranties set forth in Sections 4.2 and 4.5 shall continue in full force and effect forever.

         8.2      INDEMNIFICATION PROVISIONS FOR BENEFIT OF BUYER.

                  (a) In the event 99 West or any Doe Brother breaches (or in the event any third party alleges facts that, if true, would mean 99 West or any Doe Brother has breached) any representations, warranties, and covenants of 99 West or the Doe Brothers contained herein, and, if there is an applicable survival period pursuant to Section 8.1 (provided Buyer issues a Claim Notice within such survival period), then the Doe Brothers agree, jointly and severally, to indemnify Buyer, Surviving Corporation and their respective Affiliates from and against the entirety of any Adverse Consequences (other than any Adverse Consequences for which Buyer is entitled to indemnification pursuant to
         Section 8.2(b)) Buyer, Surviving Corporation and their respective Affiliates may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). This provision is expressly subject to the limitations on liability set forth in Section 8.6.

                  (b) Each Doe Brother agrees to jointly and severally indemnify Buyer, Surviving Corporation and their respective Affiliates from and against the entirety of any Adverse Consequences Buyer, Surviving Corporation or their respective Affiliates may suffer resulting from, arising out of relating to, in the nature of, or caused by any Liability of 99 West:

                           (i) for any Taxes of 99 West with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (determined in accordance with Article 10) to the portion of such period beginning before and ending on the Closing Date), to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet, and

                           (ii) for the unpaid Taxes of any Person (other than 99 West) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, to the extent allocable (as determined in accordance with Article 10) to tax periods ending on or before the Closing Date, to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet.

         8.3 INDEMNIFICATION PROVISIONS FOR BENEFIT OF THE DOE BROTHERS. In the event Buyer or Merger Sub breaches (or in the event any third party alleges facts that, if true, would mean Buyer or Merger Sub has breached) any representations, warranties, and covenants of Buyer and Merger Sub contained herein, and, if there is an applicable survival period pursuant to Section 8.1 (provided the Doe Brothers issue a Claim Notice within such survival period), then Buyer agrees to indemnify the Doe Brothers and their respective Affiliates from and against the entirety of any Adverse Consequences the Doe Brothers and their respective Affiliates may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of or caused by the breach (or the alleged breach). This provision is expressly subject to the limitations on liability set forth in Section 8.7.

         8.4      PROCEDURE FOR MATTERS INVOLVING THIRD PARTIES.

                  (a) If any third party shall notify any Party (the "INDEMNIFIED PARTY") with respect to any matter (a "THIRD PARTY CLAIM") which may give rise to a claim for indemnification under this Article 8 against any other Party (the "INDEMNIFYING PARTY"), then the Indemnified Party shall promptly issue a Claim Notice to the Indemnifying Party with respect thereto.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days following the receipt of the Claim Notice that the Indemnifying Party will indemnify the Indemnified Party in accordance with this
         Article 8 relative to the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                  (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
         (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) In the event any of the conditions in Section 8.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 8.

         8.5 NOTICE OF CLAIM. A Party suffering Adverse Consequences that give or could give rise to a claim for indemnification under this Article 8 shall promptly notify each other Party thereof in writing (a "CLAIM NOTICE") in accordance with Section 11.7. The Claim Notice shall contain a brief description of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. Except with respect to a Claim Notice covered by Section 5.3(a), no delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 8, unless and solely to the extent such Party is thereby prejudiced.

         8.6 LIMITATION ON THE DOE BROTHERS' INDEMNIFICATION LIABILITY. Except as otherwise provided in Section 5.3(b)(1), the Doe Brothers shall have no liability for indemnification claims under Section 8.2(a), unless and until the aggregate Adverse Consequences suffered under Section 8.2(a) (including any Adverse Consequences subject to Section 5.3(b) of this Agreement) of this Agreement and under Section 8.2(a) (including any Adverse Consequences subject to Section 5.3(b) of the Purchase Agreement) of the Purchase Agreement exceed $250,000 , and, provided, further, that the Doe Brothers shall have no Liability for indemnification claims under Section 8.2(a) relating to Environmental, Health and Safety Requirements with respect to the Commissary Property or a restaurant site, and such claims shall not be counted against the $250,000 threshold set forth in this sentence, unless and until the aggregate Adverse Consequences suffered with respect to the Commissary Property or that restaurant site exceed $25,000 and then only to the extent such aggregate Adverse Consequences exceed $25,000 with respect to (a) the Commissary Property or (b) a particular restaurant site. In all circumstances, the total aggregate liability of the Doe Brothers with respect to claims made under Section 8.2(a) of this Agreement and of the 99 Entities and the Doe Brothers under Section 8.2(a) of the Purchase Agreement shall not exceed $15,000,000.

         8.7 LIMITATIONS ON BUYER'S INDEMNIFICATION LIABILITY. Buyer shall have no liability for indemnification claims under Section 8.3, unless and until the aggregate Adverse Consequences claimed under Section 8.3 of this Agreement and under Section 8.3 of the Purchase Agreement exceed $250,000. In all circumstances, the total aggregate liability of Buyer with respect to claims made under Section 8.3 of this Agreement and under Section 8.3 of the Purchase Agreement shall not exceed $15,000,000.

         8.8 RIGHT TO OFFSET. In the event following the Closing Buyer, Surviving Corporation or their Affiliates suffer Adverse Consequences for which they are entitled to be indemnified under this Agreement, Buyer shall have the option of recouping all or any part of such Adverse Consequences by reducing the dollar amount of the consideration to be paid to the Doe Brothers pursuant to Sections 2.5(b)-(f). In the event of any dispute between Buyer and the Doe Brothers relating to any such set-off pursuant to this Section 8.8, Buyer shall deliver any shares of Buyer Common Stock with respect to which it intends to exercise its right of set-off as to the disputed amount to a third party escrow agent to be held until the dispute is resolved. The Doe Brothers may, at their option, exchange cash for any shares of Buyer Common Stock held by the escrow agent by depositing with the escrow agent an amount of cash equal to the fair market value of the Buyer Common Stock so exchanged. For the purposes of this
Section 8.8, the fair market value of each share of Buyer Common Stock shall be determined based on the closing price of Buyer Common Stock on the trading day immediately prior to the date on which the Doe Brothers deposit cash with the escrow agent.

         8.9 EXCLUSIVE REMEDY. Except in cases of fraud, the indemnification provisions set forth in this Article 8 shall be the exclusive remedy of the Parties with respect to the transactions contemplated by this Agreement and shall be in lieu of any and all other remedies and/or legal theories of recovery for money damages.

                                   ARTICLE 9
                                  TERMINATION

         9.1 TERMINATION OF AGREEMENT. Certain of the Parties may terminate this Agreement as provided below:

                  (a) The Parties may terminate this Agreement by mutual written consent at any time prior to the Effective Time;

                  (b) Buyer or the Doe Brothers may terminate this Agreement by giving written notice to the other to the extent provided in Section 5.3(b)(2);

                  (c) Buyer and Merger Sub may terminate this Agreement by giving written notice to 99 West and the Doe Brothers at any time prior to the Effective Time (i) in the event 99 West or any Doe Brother has breached any material covenant contained in this Agreement in any material respect, Buyer and Merger Sub have notified 99 West and/or the Doe Brothers, as applicable, of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the Closing shall not have occurred on or before March 31, 2003, by reason of the failure of any condition precedent under
         Section 7.1 (unless the failure results primarily from Buyer or Merger Sub themselves breaching any representation, warranty, or covenant contained in this Agreement) or (iii) in the event that the Purchase Agreement is terminated pursuant to Section 9.1 thereof; and

                  (d) 99 West and the Doe Brothers may terminate this Agreement by giving written notice to Buyer and Merger Sub at any time prior to the Closing (i) in the event Buyer or Merger Sub has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Doe Brothers have notified Buyer and Merger Sub of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) if the Closing shall not have occurred on or before March 31, 2003, by reason of the failure of any condition precedent under Section 7.2 (unless the failure results primarily from 99 West or the Doe Brothers themselves breaching any representation, warranty, or covenant contained in this Agreement) or (iii) in the event that the Purchase Agreement is terminated pursuant to Section 9.1 thereof.

         9.2 EFFECT OF TERMINATION. If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach); provided, however, that Section
6.4 shall survive any such termination.

                                   ARTICLE 10
                                   TAX MATTERS

         The following provisions shall govern the allocation of responsibility as between Buyer and the Doe Brothers for certain tax matters following the Closing Date:

         10.1 TAX PERIODS ENDING ON OR BEFORE THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for 99 West for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Buyer shall permit the Doe Brothers to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Doe Brothers. The Doe Brothers shall reimburse Buyer for Taxes of 99 West with respect to such periods within 15 days after payment by Buyer or 99 West of such Taxes to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet.

         10.2 TAX PERIODS BEGINNING BEFORE AND ENDING AFTER THE CLOSING DATE. Buyer shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of 99 West for Tax periods which begin before the Closing Date and end after the Closing Date. The Doe Brothers shall pay to Buyer within 15 days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Date Balance Sheet. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date shall (a) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of 99 West.

         10.3     COOPERATION ON TAX MATTERS.

         (a) Buyer, 99 West and the Doe Brothers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. 99 West and the Doe Brothers agree (i) to retain all books and records with respect to Tax matters pertinent to 99 West relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Doe Brothers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, 99 West or the Doe Brothers, as the case may be, shall allow the other party to take possession of such books and records.

         (b) Buyer and the Doe Brothers further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

         (c) Buyer and the Doe Brothers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Treas. Regs.

         10.4 TAX SHARING AGREEMENTS. All tax sharing agreements or similar agreements with respect to or involving 99 West shall be terminated as of the Closing Date and, after the Closing Date, 99 West shall not be bound thereby or have any Liability thereunder.

         10.5 REFUNDS AND TAX BENEFITS. Any Tax refunds that are received by Buyer or Surviving Corporation, and any amounts credited against Tax to which Buyer or Surviving

Corporation become entitled (except for tax credits relating to Employer Social Security and Work Opportunity as set forth in Disclosure Schedule 4.11(k)), that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of the Doe Brothers, and Buyer shall pay over to the Doe Brothers any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit (except for tax credits relating to Employer Social Security and Work Opportunity as set forth in Disclosure Schedule 4.11(k)) against Tax by a taxing authority to Buyer or Surviving Corporation of any amount accrued on the Closing Date Balance Sheet, Buyer shall pay such amount to the Doe Brothers within 15 days after receipt or entitlement thereto.


         10.6 CERTAIN TAXES. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any gains or transfer Tax and any similar tax imposed in any state or political subdivision) shall be paid by the Doe Brothers when due, and the Doe Brothers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and the Doe Brothers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

         11.2 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

         11.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and its respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of Buyer and the Doe Brothers; provided, however, that Buyer and Merger Sub may (a) assign any or all of their rights and interests hereunder to one or more of their Affiliates and (b) designate one or more of their Affiliates to perform their obligations hereunder (in any or all of which cases Buyer and Merger Sub nonetheless shall remain responsible for the performance of all of its obligations hereunder) including, without limitation, the delivery of Buyer Common Stock pursuant to Section 2.3; provided, further, that no such assignment or designation shall cause the Merger not to qualify as tax free under Code Sections 368(a)(1)(A) and 368(a)(2)(E).

         11.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon the earlier of (a) hand delivery or delivery by telecopy or facsimile at the address or number designated below if delivered on a business day during normal business hours where such notice is to be received, or the first business day following such delivery if delivered other than on a business day during normal business hours where such notice is to be received provided that facsimile notice shall be confirmed electronically as received by the intended recipient,
(b) receipt or refusal to accept if sent, by registered or certified mail, return receipt requested, postage prepaid, and (c) on the first business day after delivery to an overnight delivery service if delivered by overnight delivery service, to the following addresses:

       If to 99 West or the Doe Brothers,           Copy to:
       to the addresses set forth on Exhibit B:
                                                    Murtha Cullina Roche Carens &
                                                       DeGiacomo LLP
                                                    600 Unicorn Park Drive
                                                    Woburn, Massachusetts 01801
                                                    Attention:  Joseph R. Tarby, III, Esq.
                                                    Fax:  (781) 933-1530

       If to Buyer or Merger Sub:                   Copy to:

       O'Charley's Inc.                             Bass, Berry & Sims PLC
       3038 Sidco Drive                             315 Deaderick Street, Suite 2700
       Nashville, Tennessee  37204                  Nashville, Tennessee  37238
       Attention:  Chief Executive Officer          Attention:  J. Page Davidson
       Fax:  (615) 782-5031                         Fax:  (615) 742-2753


Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Massachusetts.

         11.9 AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.10 SEVERABILITY. Any term or provision of this Agreement that is declared invalid or unenforceable by a court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.11 EXPENSES. Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the Doe Brothers shall bear the costs and expenses of 99 West and the Doe Brothers (including legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated, and Buyer and the Doe Brothers (as a group) shall each pay one-half of the aggregate filing fees associated with the filings required pursuant to the Hart-Scott-Rodino Act.

         11.12 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         11.13 INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14 SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter.


                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                         O'CHARLEY'S INC.


                                         By:      /s/ Gregory L. Burns
                                              ---------------------------------
                                         Name:    Gregory L. Burns
                                              ---------------------------------
                                         Title:   Chairman & CEO
                                              ---------------------------------


                                         VOLUNTEER ACQUISITION CORPORATION


                                         By:      /s/ Gregory L. Burns
                                              ---------------------------------
                                         Name:    Gregory L. Burns
                                              ---------------------------------
                                         Title:   President
                                              ---------------------------------


                                         99 WEST, INC.


                                         By:      /s/ Charles F. Doe, Jr.
                                              ---------------------------------
                                         Name:    Charles F. Doe, Jr.
                                              ---------------------------------
                                         Title:   President
                                              ---------------------------------


                                         DOE BROTHERS:


                                         /s/ William A. Doe, III
                                         --------------------------------------
                                         William A. Doe, III


                                           /s/ Dana G. Doe
                                         --------------------------------------
                                         Dana G. Doe


                                           /s/ Charles F. Doe, Jr.
                                         --------------------------------------
                                         Charles F. Doe, Jr.